SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Definitive Proxy Statement

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIODES INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

DIODES INCORPORATED
Notice of Annual Meeting of Stockholders
To Be Held May 29, 2008
          Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held at the Dallas/Addison Marriott Quorum Hotel, located at 14901 Dallas Parkway, Dallas, Texas 75254, on Thursday, May 29, 2008 at 10:00 a.m. (Central time) for the following purposes:
1.	Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Shing Mao, Raymond Soong and John M. Stich.

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2008.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
          Only persons who are stockholders of record (the “Stockholders”) at the close of business on April 4, 2008 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.
          The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety. Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you the attached proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2007 Annual Report to Stockholders at our Investor Relations web site at http://investor.diodes.com under the tab “Annual Reports”. Additionally, and in accordance with new SEC rules, web access for our proxy materials does not enable “cookies” that identify visitors to the web site.
          As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors. It is expected that these proxy materials will be mailed to Stockholders on or about April 22, 2008.
          Whether or not you plan to attend the Meeting, YOUR VOTE IS IMPORTANT. Please mark, date and sign the enclosed proxy and return it promptly in the enclosed, postage-paid envelope to be sure that your shares are voted. If you attend the Meeting, you may revoke your proxy and vote your shares in person. You may revoke your proxy at any time prior to its exercise at the Meeting.
                    Dated at Dallas, Texas, this 22nd day of April, 2008.

By Order of the Board of Directors, DIODES INCORPORATED
/s/ Carl C. Wertz
Carl C. Wertz,
Secretary

Diodes Incorporated
15660 North Dallas Parkway, Suite 850
Dallas, Texas 75248
(972) 385-2810
Proxy Statement
Annual Meeting: May 29, 2008
GENERAL INFORMATION
          This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxy by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held on Thursday, May 29, 2008, at the Dallas/Addison Marriott Quorum Hotel, located at 14901 Dallas Parkway, Dallas, Texas 75254, at 10:00 a.m. (Central time), and at any adjournment or postponement thereof. Only stockholders of record (the “Stockholders”) at the close of business on April 4, 2008 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card and our 2007 Annual Report to Stockholders first will be mailed to Stockholders on or about April 22, 2008.
          Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2007 Annual Report to Stockholders are available at our Investor Relations web site at http://investor.diodes.com under the tab “Annual Reports”. Additionally, and in accordance with new SEC rules, web access for our proxy materials does not enable “cookies” that identify visitors to the web site.
Proxy Materials Included:
•	Notice of Annual Meeting of Stockholders;

•	This Proxy Statement;

•	The proxy card; and

•	The 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements.
Matters to be Considered:
The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect seven persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Shing Mao, Raymond Soong and John M. Stich.

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2008.

3.	Other Business. To transact such other business as properly may come before the Meeting or any continuation, adjournment or postponement thereof.

Method of Voting
          Stockholders can vote by proxy or by attending the Meeting and voting in person. A proxy card (the “Proxy”) is enclosed. If you vote by means of the Proxy, the Proxy must be completed, signed and dated by you or your authorized representative. The completed Proxy may be returned in the postage-paid envelope provided, or by facsimile to the Inspector of Elections at (805) 374-1255. Dr. Keh-Shew Lu and Carl C. Wertz, the designated proxyholders (the “Proxyholders”), are members of the Company’s management. If you hold Common Stock in “street name,” you must either instruct your broker or nominee as to how to vote such shares or obtain a proxy, executed in your favor by your broker or nominee, to be able to vote at the Meeting.
          If a proxy is properly signed, dated and returned and is not revoked, the proxy will be voted at the Meeting in accordance with the Stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy, the proxy will be voted “FOR” the election of the Board’s nominees, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.
Proxy Revocation
          You may revoke a proxy at any time before it is exercised by filing a written revocation, or a duly executed proxy bearing a later date, with the Company’s Secretary at our offices located at 15660 North Dallas Parkway, Suite 850, Dallas, Texas 75248 prior to the commencement of the Meeting. You may also revoke a proxy by attending the Meeting and voting in person. Stockholders whose shares are held in “street name” should consult with their broker or nominee concerning the method for revoking their proxy.
Voting Rights
          The authorized capital of the Company consists of (i) 70,000,000 shares of common stock, par value $0.66-2/3 per share (“Common Stock”), of which 40,325,814 shares were issued and outstanding on the Record Date and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), none of which were issued and outstanding on the Record Date. The Common Stock and the Preferred Stock are collectively referred to as the “Stock.”
          A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.
          Each Stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the Stockholders, except that in connection with the election of directors, each Stockholder has the right to cumulate votes, provided that the candidates’ names have been properly placed in nomination prior to commencement of voting and a Stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes. If a Stockholder has given such notice, all Stockholders may cumulate their votes for all nominated candidates. Cumulative voting entitles a Stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such Stockholder, or to distribute such Stockholder’s votes on the same principle among as many candidates as the Stockholder shall think fit. Discretionary authority to cumulate votes is hereby solicited by the Board and the return of the Proxy shall grant such authority.
          In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Each proposal described in this Proxy Statement, other than the election of directors, requires that affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions and broker non-votes will have no effect with respect to the election of directors. With respect to all other proposals submitted to the Stockholders, abstentions will be included in the number of votes present and entitled to vote on that proposal and, accordingly, will have the effect of a vote “AGAINST” the proposal. However, broker non-votes with respect to any proposal submitted to the Stockholders will not be counted as shares present and entitled to vote on that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal).

          Of the shares of Common Stock outstanding on the Record Date, 8,665,781 (or approximately 21.5%) were held in the name of Lite-On Semiconductor Corporation (“LSC”). See “Security Ownership of Certain Beneficial Owners and Management” and “Proposal One — Election of Directors — Certain Relationships and Related Transactions”, for a discussion of the relationship between LSC and the Company. On the Record Date, an additional 421,135 shares (or approximately 1.0%) were owned by directors and executive officers of the Company. LSC and each director and executive officer have informed the Company that they will vote “FOR” the election of the nominees to the Board identified herein and “FOR” the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm.
          Brokers holding Common Stock in “street name” who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the Common Stock in his discretion as to some matters, but not as to certain other proposals without specific instructions from the beneficial owner. When a broker or nominee is unable to vote a client’s shares on proposals, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock “FOR” the election of the Board’s nominees and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
Cost of Proxy Soliciation
          This proxy solicitation is made by the Board of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, e-mail or in person to request that the proxy be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The estimated cost for the printing and solicitation of proxies is approximately $30,000.
Other Business
          As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place to solicit additional Proxies in favor of the recommendation of the Board, the Proxyholders will vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the Proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such director nominee from serving in such position and to vote such Proxy for such substitute nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the “beneficial ownership” of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock (other than depositories).

	Amount and Nature		Percent of
Name and Address of Beneficial Owner	of Beneficial Owner(1)		Class(2)

Lite-On Semiconductor Corporation (“LSC”) 9F. No. 233-2, Pao-Chiao Road, Hsin-Tien, Taipei-hsien 23115, Taiwan, R.O.C.	8,665,781	(3)	21.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, 10th Floor, Baltimore, Maryland 21202	2,612,212	(4)	6.5%
FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109	2,043,849	(5)	5.1%
Munder Capital Management 480 Pierce Street, Birmingham, Michigan 48009	2,028,056	(6)	5.0%

(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2)	The Percentage of Class is based on 40,325,814 shares outstanding as of the Record Date.

(3)	LSC is a public company listed on the Taiwan Stock Exchange Corporation and a member of The Lite-On Group of companies. See “Proposal One — Election of Directors — Certain Relationships and Related Transactions” for a discussion of the relationship among LSC, the Company and certain directors and executive officers of the Company.

(4)	Based solely on information provided by T. Rowe Price Associates, Inc. in a Schedule 13G filed with the SEC on February 13, 2008 reporting beneficial ownership of our Common Stock. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power with respect to 248,850 shares, has sole dispositive power with respect to 2,612,212 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(5)	Based solely on information provided by FMR LLC in a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership of our Common Stock. According to the Schedule 13G, FMR LLC has sole voting power with respect to 725,900 shares, has sole dispositive power with respect to 2,043,849 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(6)	Based solely on information provided by Munder Capital Management in a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership of our Common Stock. According to the Schedule 13G, Munder Capital Management has sole voting power with respect to 2,028,056 shares, has sole dispositive power with respect to 2,087,834 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

     The following table sets forth the “beneficial ownership” of Common Stock as of the Record Date by (i) each executive officer, director and nominee for director of the Company and (ii) all directors and executive officers as a group.

	Amount and Nature
Name of Beneficial Owner	of Beneficial Owner(1)		Percent of Class(2) (3)

Directors

Raymond Soong	747,938	(4)	1.8%

C.H. Chen	551,625	(4) (5)	1.4%

Michael R. Giordano	203,949	(4) (7)	*

L.P. Hsu	1,313	(4)	*

Keh-Shew Lu (6)	649,312	(4) (5)	1.6%

Shing Mao	250,312	(4)	*

John M. Stich	112,313	(4)(8)	*

Executive Officers

Steven Ho	162,972	(4)	*

Mark A. King	194,813	(4)	*

Joseph Liu	385,844	(4)	*

Edmund Tang	7,656	(4)	*

Francis Tang	21,527	(4)	*

Carl C. Wertz	81,100	(4)	*

Richard D. White	9,225	(4)	*

All directors and executive officers as a group (14 persons)	3,379,898	(9)	7.7%

*	Less than 1%.

(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(2)	Under Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(3)	The Percentage of Class is based on 40,325,814 shares outstanding as of the Record Date.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(4)	Includes the following shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by the exercise of vested stock options or restricted stock units:

Named Individual	Shares
Raymond Soong	739,313
C.H. Chen	476,500
Michael R. Giordano	188,344
L.P. Hsu	1,313
Keh-Shew Lu	451,312
Shing Mao	217,875
John M. Stich	105,938
Steven Ho	154,500
Mark A. King	194,813
Joseph Liu	311,814
Edmund Tang	7,125
Francis Tang	21,000
Carl C. Wertz	80,480
Richard D. White	8,437

(5)	Includes 202,250 and 45,000 shares of restricted stock granted on April 14, 2005 to Dr. Lu and Mr. Chen, respectively, fifty percent (50%) of which will first become saleable and transferable (“vest”) on April 14, 2008, the third anniversary of the date of grant, and fifty percent (50%) of which will vest on April 15, 2009, the day following the fourth anniversary of the date of grant. If the recipient voluntarily leaves the employment of the Company or is terminated for cause, any stock not yet vested will be forfeited.

(6)	Keh-Shew Lu is a director and the President and Chief Executive Officer of the Company.

(7)	Includes 5,063 shares of Common Stock held in the name of UBS Trust for the Individual Retirement Account of Mr. Giordano.

(8)	Includes 3,375 shares of Common Stock held in the name of Stich Family Holdings, LLC.

(9)	Includes 479,999 shares that the directors and executive officers have the right to acquire within sixty (60) days after the Record Date, by the exercise of vested stock options or restricted stock units, but excludes an additional 819,006 shares that the directors and executive officers will have the right to acquire upon the exercise of stock options or restricted stock units which will become exercisable in installments more than sixty (60) days after the Record Date.

PROPOSAL ONE
ELECTION OF DIRECTORS
          The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at seven. The Bylaws further provide for the election of each director at each annual meeting of Stockholders.
          The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All director nominees are currently directors of the Company and have indicated their continued willingness to serve. Unless otherwise instructed, proxy will be voted in such a way as to elect as many of these director nominees as possible under applicable voting rules. In the event that any of the director nominees should be unable or unwilling to serve as a director, the proxy will be voted for the election of such substitute director nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any director nominee will be unable or unwilling to serve. The seven nominees who receive the highest number of affirmative votes will be elected.
          None of the director nominees was selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are held by any director in a company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.
          The following table sets forth certain biographical information concerning the director nominees of the Company as of the Record Date:

			Director
Director Nominees	Age	Position with the Company	Since
Raymond Soong (1)	66	Director — Chairman of the Board	1993
C.H. Chen (2)	65	Director — Vice Chairman of the Board	2000
Michael R. Giordano (3)	61	Director	1990
L.P. Hsu (4)	68	Director	2007
Keh-Shew Lu (5)	61	President, Chief Executive Officer, and Director	2001
Shing Mao (6)	73	Director	1990
John M. Stich (7)	66	Director	2000

(1)	Raymond Soong has been the Chairman of the Boards of LSC and Lite-On Technology Corporation, a Lite-On Group company, since 1992. Mr. Soong also serves on the board of Actron Technology Corporation, a Lite-On Group company. See “General Information — Security Ownership of Certain Beneficial Owners and Management” and “Proposal One — Election of Directors — Certain Relationships and Related Transactions” for a discussion of the relationships among Lite-On Technology, LSC and the Company. Mr. Soong is a graduate of and has received an Honorary Doctorate from, the National Taipei University of Technology’s Electronic Engineering Department and has also received an Honorary Doctorate from National Chiao Tung University. After serving as a senior engineer for RCA and as a chief engineer for Texas Instruments, Inc. (“TI”), Mr. Soong, together with several of his co-workers, founded Taiwan Lite-On Electronic Co. Ltd. (“Taiwan Lite-On”), a manufacturer of electronic components and subsystems, in 1975. Mr. Soong is also the Chairman of the Company’s Governance and Stockholder Relations Committee and, since February 2008, the Chairman of the Company’s Compensation Committee.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)	C.H. Chen was appointed the Vice Chairman of the Board of Directors in June 2005. Mr. Chen previously served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at TI, most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, a Lite-On Group company and the world’s leading supplier of contact image sensors (CISs), which merged with LSC in December 2000. Mr. Chen is currently the Vice Chairman and Chief Executive Officer of LSC, the Vice Chairman of Dynacard Corporation, a board member of Lite-On Technology Corporation, the Chairman of Co-Tech Copper Foil Corporation and a board member of Actron Technology Corporation, each of which is a member of The Lite-On Group. He is also the Chairman of Anachip Corporation, a wholly owned subsidiary of the Company, and served as the Chairman of the Company’s Compensation Committee until February 2008.

(3)	Michael R. Giordano, CIMA, joined the private-banking firm of UBS Financial Services, Inc. as a Senior Vice President-Investment Consulting when UBS acquired PaineWebber, Inc. in 2000. PaineWebber, Inc. acquired his previous employer, Kidder Peabody and Co., Inc., with whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor of Science degree in Aerospace Engineering from California State Polytechnic University and his Masters degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also did post-graduate work in International Investments at Babson College. Mr. Giordano is certified by the Investment Management Consultants Association. Mr. Giordano is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance. Mr. Giordano was the Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it. Mr. Giordano served as a director of Professional Business Bank, a publicly traded corporation, from 2001 to 2003. Mr. Giordano is the Chairman of the Company’s Audit Committee.

(4)	Lu-Pao Hsu is Chairman of Philips Taiwan Quality Foundation, a position he has held since 2002. Previously, he served as the Supervisor of the Board at Delta Electronics (2000-2003); the Vice Chairman (1998-2000) and the Chief Executive Officer (2001) of HannStar Display; a director of Taiwan Semiconductor Manufacturing Company Ltd. (1991-2000); and the Executive Vice President of Philips Taiwan (1989-1998). He also has served on the Board of Directors of Winbond Electronics Corporation (“Winbond”) since 1999, Vanguard International Semiconductor Corporation since 2003, ZyXEL Communications Corporation since 2006, and Lite-On Technology Corporation from 2004 to 2006 and currently serves as a consultant to Lite-On Technology Corporation. Mr. Hsu has completed the International Executive Program at IMD, the Advanced Management Program at Harvard Business School, and holds a Bachelor of Science degree in Physics from National Cheng Kung University in Taiwan. In addition, since 1998, Mr. Hsu has been an Esteemed Chair Lecturer at the College of Management at National Chiao Tung University in Taiwan, where he served as Associate Professor from 1971 to 1972. Mr. Hsu is a member of the Company’s Audit Committee and Compensation Committee.

(5)	Dr. Keh-Shew Lu was appointed the President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. From 1998 to 2001, Dr. Lu served as the Senior Vice President of TI and General Manager of Worldwide Mixed-Signal and Logic Products. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998 Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 until 1997, where he supervised all of TI’s activities in Asia (excluding Japan). Since beginning his TI career in 1974, Dr. Lu has held a number of technical and managerial positions within TI’s Semiconductor Group, including Vice President and division manager of the Linear Products Division. Dr. Lu holds a Bachelor’s degree in engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in electrical engineering from Texas Tech University. Dr. Lu is also a director of two publicly held companies in Taiwan: Lite-On Technology Corporation and Winbond. Dr. Lu is the Founding Chairman of the Asia American Citizen’s Council, serves as the Vice Chairman of the Governing Board of the Plano Chinese Alliance Church, and is a member of the Advisory Board to Southern Methodist University’s Asian Studies Program.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(6)	In 2000, Dr. Shing Mao retired as Chairman of the Board of a wholly owned subsidiary of Taiwan Lite-On, in which he served since 1988. See “General Information — Security Ownership of Certain Beneficial Owners and Management” and “Proposal One — Election of Directors - Certain Relationships and Related Transactions” for a discussion of the relationship between Taiwan Lite-On and the Company. Since 1989, Dr. Mao has been a director of Dyna Investment Co., Ltd. of Taiwan, a venture capital company. Dr. Mao was a director of LSC from 1989 to 2000. Before joining Taiwan Lite-On, Dr. Mao served in a variety of management positions with Raytheon Company for four years, with TI for 11 years, and with UTL Corporation (later acquired by Boeing Aircraft Company) for seven years. Dr. Mao earned his Ph.D. degree in electrical engineering at Stanford University in 1963. Dr. Mao is a member of the Company’s Compensation Committee and Governance and Stockholder Relations Committee.

(7)	John M. Stich was appointed as the Honorary Consul General of Japan at Dallas in 2004. From 2000 to 2006, he was the President and Chief Executive Officer of The Asian Network, a consulting business that helped high-technology companies to establish and expand their business in Asia. Prior to this position, Mr. Stich was the Chief Marketing Officer for TI in Japan from 1994 to 1999, and the Vice President — Semiconductors for TI Asia from 1991 to 1994. Mr. Stich joined TI in 1964 and has served in various management positions, including a total of 24 years leading TI’s Asian business growth while living in Taipei, Hong Kong and Tokyo. Mr. Stich currently serves as a director of Spansion Inc., a Nasdaq listed company that designs, develops and manufactures flash memory products and systems, and of Stonestreet One, Inc., a leading provider of short distance wireless technologies. He serves numerous non-profit organizations, including Vice Dean of the Dallas/Fort Worth Consular Corps, Board Member of the Japan America Society of Dallas/Fort Worth, Member of the Advisory Council for Southern Methodist University’s Asian Studies, Member of the Pastoral Council at Prince of Peace Church, and Member of the Dallas-Taipei and Dallas-Sendai Sister City Committees. Mr. Stich is a member of the Company’s Audit Committee and the Governance and Stockholder Relations Committee.
The Board unanimously recommends that you vote “FOR” each of the seven director nominees to the Board set forth above.

CORPORATE GOVERNANCE
Committees of the Board of Directors
     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Stockholder Relations Committee. Each committee consists of two or more directors who serve at the discretion of the Board. The Board usually makes committee and committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each committee is as follows:

Governance and
	Audit	Compensation	Stockholder Relations
Directors	Committee	Committee	Committee
Raymond Soong (2)		Chair	Chair
C. H. Chen		(1)	Ex officio member (4)
Michael R. Giordano (2)	Chair (3)
L.P. Hsu (2)	Member	Member
Keh-Shew Lu
Shing Mao (2)		Member	Member
John M. Stich (2)	Member		Member

(1)	Until February 2008, Mr. Chen served as chairman of the Compensation Committee, and an ex officio committee member. As an ex officio member, Mr. Chen was not entitled to vote and attended meetings only at the invitation of the Compensation Committee.

(2)	Independent director (as determined by the Board under the rules of Nasdaq and in the case of members of the Audit Committee, the rules of the SEC).

(3)	Qualifies as “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.

(4)	Mr. Chen is not entitled to vote and may attend meetings only at the invitation of the committee.
          Director Independence. Our Board has determined that five of the seven directors are “independent directors” as shown in the above table, and the term “independent director” is defined under the rules of Nasdaq. During fiscal 2007, the Board was aware of certain directors’ business or personal relationships that constitute “related-person transactions” under applicable SEC rules. Therefore, these relationships or transactions are described in “Certain Relationships and Related Transactions”. The Board also has determined that each member of its three committees meets applicable independence requirements as prescribed by Nasdaq and the SEC.
          Audit Committee. The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of the non-audit services, which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of the Proxy Statement describes in more detail of the committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.
          The Board has determined that each member of the Audit Committee is “independent,” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements, and that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.
          Compensation Committee. The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the Company’s 1993 Incentive Stock Option Plan (“1993 ISO

Plan”), the 1993 Non-Qualified Stock Option Plan (“1993 NQO Plan”), the Incentive Bonus Stock Plan, the Company’s 401(k) profit sharing plan (the “401(k) Plan”), and the 2001 Omnibus Equity Incentive Plan.
          In February 2008, Mr. Raymond Soong replaced Mr. C.H. Chen as a member and the Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is “independent,” as that term is defined under the rules of Nasdaq and the SEC.
          Governance and Stockholder Relations Committee. The principal purposes of the Governance and Stockholder Relations Committee are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the director nominees for the next annual meeting of stockholders. The Board has determined that each member of the Governance and Stockholder Relations Committee is “independent” as that term is defined under the rules of Nasdaq.
          Charters of the Committees. All three Committees operate pursuant to written charters, which are available on the Company’s Investor Relations website, at http://investor.diodes.com under the tab “Corporate Governance”.
          Conforming to a revision of Nasdaq’s rules on related party transactions, the charter of the Audit Committee has been revised to eliminate the requirement that the Audit Committee approve related party transactions. The Audit Committee, however, will still conduct appropriate review and oversight of all related party transactions on an ongoing basis. The revised charter of the Audit Committee is attached to this Proxy Statement as Annex A.
Meetings of the Board and Committees
          The following table represents the number of meetings of the Board and Committees in 2007:

		Action by
	Meetings	Written
Title	Held	Consent
Board	4	8
Audit Committee	10	1
Compensation Committee	2	3
Governance and Stockholder Relations Committee	1	0
          All of the persons who were directors of the Company or members of committees were present for at least 75% of the meetings during 2007.
          It is the policy of the Company to require members of the Board to attend the annual meetings of stockholders, if practicable. Each director attended the 2007 annual meeting of stockholders.
Nominating Procedures and Criteria
          Among its functions, the Governance and Stockholder Relations Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by Stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2009 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the committee’s nominees receive.
          Essential criteria for all candidates considered by the Governance and Stockholder Relations Committee include the following: integrity and ethical behavior, maturity, management experience and expertise, independence and diversity of thought and broad business or professional experience, with an understanding of business and financial affairs and the complexities of business organizations.

          In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; experience in the semiconductor industry or other technology industries; scientific accomplishment; experience in commercializing and marketing semiconductors or other electronic components; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.
          In selecting nominees for the Board, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers nominees’ previous performance if they are up for re-election, and generally considers nominees’ ability to contribute to the success of the Company.
          The Governance and Stockholder Relations Committee, as well as the full Board, has recommended the Board’s nominees for the Meeting. Stockholders did not propose any candidates for election at the Meeting.
Communications with Directors
          You may communicate with the chair of our Audit Committee, our Governance and Stockholder Relations Committee or our Compensation Committee, or with our independent directors as a group, by writing to any such person or group c/o Carl C. Wertz, Secretary, Diodes Incorporated, 15660 North Dallas Parkway, Suite 850 Dallas, Texas 75248.
          Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.
          Communications that include information better addressed by the complaint hotline (866) 913-2994 supervised by the Audit Committee will be delivered to the Audit Committee.
Executive Officers of the Company
          None of the executive officers was selected pursuant to any arrangement or understanding, other than that with the executive officers of the Company acting within their capacity as such, and executive officers serve at the discretion of the Board. The following table sets forth certain biographical information concerning the company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Keh-Shew Lu* (1)	61	President, Chief Executive Officer and Director
Steven Ho (2)	52	Asia President and Vice President, Asia Sales and Marketing
Mark A. King* (3)	49	Senior Vice President, Sales and Marketing
Joseph Liu* (4)	66	Senior Vice President, Operations
Edmund Tang (5)	60	Vice President, Corporate Administration
Francis Tang (6)	53	Vice President, Product Development
Carl C. Wertz* (7)	53	Chief Financial Officer, Secretary and Treasurer
Richard D. White* (8)	60	Senior Vice President, Finance
(Footnotes continued on following page)

(Footnotes continued from previous page)

*	These five Executive Officers are Named Executive Officers (“NEOs”) of the Company.

(1)	See “Election of Directors” for biographical information regarding Keh-Shew Lu.

(2)	Steven Ho was appointed the Company’s Asia President and Vice President, Asia Sales and Marketing in 2007 after serving as Vice President, Asia Sales and Marketing since 2005. Mr. Ho previously served as the Company’s General Manager in Taiwan from 1991 to 2005. From 1984 to 1991, Mr. Ho was the Production Manager of Discrete Products for The Lite-On Group, and, prior to that, he held several positions with TI Taiwan.

(3)	Mark A. King was appointed the Company’s Senior Vice President, Sales and Marketing in 2005. He previously served as the Company’s Vice President, Sales and Marketing from 1998 to 2005, and Vice President, Sales from 1991 to 1998. Prior to joining the Company, Mr. King served for nine years in various sales management positions at Taiwan Lite-On.

(4)	Joseph Liu was appointed as the Company’s Senior Vice President, Operations in 2000. Mr. Liu previously served as the Company’s Vice President, Far East Operations from 1998 to 2000, Vice President, Operations from 1994 to 1998, Chief Financial Officer, Secretary and Treasurer from 1990 to 1998, and Vice President, Administration from 1990 to 1994. Prior to joining the Company, Mr. Liu held various management positions with TI Dallas since 1971, including Planning Manager, Financial Planning Manager, Treasury Manager, Cost Accounting Manager and General Accounting Manager with TI Taiwan in Taipei; from 1981 to 1986 as Controller with TI Asia in Singapore and Hong Kong; from 1986 to 1989 as Financial Planning Manager, TI Latin America Division (for TI Argentina, TI Brazil and TI Mexico) in Dallas; and from 1989 to 1990 as Chief Coordinator of Strategic Business Systems for TI Asia Pacific Division in Dallas. Mr. Liu is also the President of Diodes FabTech Inc.

(5)	Edmund Tang was appointed the Company’s Vice President, Administration in 2006. He has 30 years of managerial and engineering experience, including 25 years at TI, where he served as Vice President and global memory quality manager of the world-wide MOS memory operation, and Vice President and General Manager of Asia memory operations. From 2002 to 2006, Mr. Tang served as the Asia President of FSI International Inc., a global supplier of wafer cleaning and processing technology, responsible for FSI’s business in Taiwan, Singapore, South Korea, and China. Mr. Tang holds a Bachelor of Science degree in electrical engineering from the National Cheng Kung University in Taiwan and a Master’s degree in electrical engineering from Southern Methodist University.

(6)	Francis Tang was appointed the Company’s Vice President, Product Development in May 2006. He previously served as the Company’s Global Product Manager from 2005 until 2006. Prior to joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by National Semiconductor Corp. for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a Master’s degree in electrical engineering from University of Missouri—Rolla.

(7)	Carl C. Wertz was appointed the Company’s Chief Financial Officer, Secretary and Treasurer in 1998. Mr. Wertz previously served as the Company’s Controller from 1993 to 1998. Prior to joining the Company, Mr. Wertz served in various financial management and accounting positions. Mr. Wertz, a licensed certified public accountant, has over 23 years of manufacturing and distribution experience, and began his accounting career with Deloitte & Touche LLP.

(8)	Richard D. White was appointed the Company’s Senior Vice President, Finance in 2006. Mr. White has 30 years of senior level finance experience, including 25 years at TI, where he served as Vice President of Finance and Production Planning for MOS memory, Controller for TI’s Asia Pacific Division in Singapore, and various other financial positions in the U.S., France and Germany. From 1999 to 2005, he served as the Chief Financial Officer for Optisoft, Inc., and from 2005 to 2006, he served as a Partner for Tatum, LLC. Mr. White, a certified public accountant, holds a Bachelor of Science degree in electrical engineering from Oklahoma State University and an MBA from the University of Michigan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          This section of the Proxy Statement is intended to provide to the Company’s stockholders information about the Company’s compensation objectives and policies for the Company’s Named Executive Officers (“NEOs”) and other executive officers. The Company’s NEOs are the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers in 2007.
          To achieve this purpose, this section will explain and analyze how the Company’s compensation program operates and how and why executive compensation decisions were made with respect to the NEOs’ compensation for 2007.
Compensation Objectives and Philosophy
          The objective of the Company’s compensation program is to promote the continued profitability and growth of the Company for its stockholders.
          The Company’s compensation philosophy is to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. This compensation includes primarily base salary, cash bonuses, equity awards and other compensation.
          The Compensation Committee (“Committee”) determines the Company’s compensation philosophy and forms of compensation and benefits for NEOs and all other executive officers. The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.diodes.com in “Investors — Corporate Governance” section. The Company currently has eight executive officers including the Chief Executive Officer. The Chief Executive Officer participates in the Committee’s executive compensation process. The Committee also periodically receives reports and recommendations from outside compensation consultants.
          In support of the Company’s compensation philosophy, the Committee generally believes that:
•	the total compensation package for NEOs should be competitive (i.e., in at least the 50th percentile) compared with the total compensation paid by other companies of similar size to their executive officers with comparable duties in the semiconductor industry;

•	base salaries should only be a portion of the total compensation package and may generally be lower than the median (i.e., lower than the 50th percentile) base salaries paid by other companies; and

•	cash bonuses and equity awards should be used to motivate NEOs to achieve specific strategic and performance objectives established by the Board and to align the NEOs’ interests with those of the Company’s stockholders.
How the Company’s Compensation Program Operates
          In fiscal 2007, the Committee continued to apply the compensation objectives and philosophy described above in determining the compensation of the NEOs and the other executive officers.
          Annual Evaluation Procedures
          The Committee determines the compensation for all the executive officers, including the NEOs. The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the NEOs during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish overall performance goals and objectives for the current fiscal year; and (iv) establish the formula for determining the total executive bonus pool for the current fiscal year. The Committee meets again in executive session around mid-year to (i) set the NEOs’ base salaries for the current fiscal year; and (ii) consider and approve any equity incentive compensation. For a discussion of the criteria used by the Committee to evaluate the performance of NEOs in 2007 see “How and Why Executive Compensation Decisions Were Made.”

          Management’s Role in Determining Executive Compensation
          The Committee usually discusses with, and takes into consideration the recommendation of, the Chief Executive Officer concerning all matters related to the annual evaluation of the executive officers and the NEOs as described above, except for matters related to the Chief Executive Officer’s own evaluation and compensation. The Chief Executive Officer has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives and recommends salary levels, target bonuses and incentive awards of executive officers, other than himself.
          Compensation Consultant
          The Committee’s charter enables the Committee to retain an independent consulting firm to assist in the evaluation of the NEOs’ and other executives officers’ compensation and provides the Committee with the sole authority to approve the consulting firm’s fees and other retention terms. In the first quarter of fiscal 2006, the Committee retained Lipis Consulting to provide information concerning the compensation practices of companies within the semiconductor industry of comparable size to the Company.
          Comparable Companies and Benchmarking
          The Committee referred to the 2006 executive compensation survey (the “Survey”) prepared by Lipis Consulting when the Committee reviewed and approved executive compensation for 2006 and 2007. The Committee intends to update the Survey every three years with the assistance of Lipis Consulting or another comparable consulting firm. The Committee’s reason for revising the Survey every three years as opposed to every year is because the Committee prefers to keep the comparable companies (“Peer Group”) in the Survey substantially consistent from year to year to produce more consistent and useful compensation benchmarking. When determining the members of the Peer Group, Lipis Consulting, upon the approval of the Committee, selected companies in the semiconductor industry that possessed the following two criteria: annual revenue between $100 million and $700 million, and annual net income between -$150 million and $150 million.
          The Survey covers the compensation paid to the Chief Executive Officer, Chief Financial Officer, Senior Vice President, Operations, and Senior Vice President, Sales and Marketing for the 39 companies in the Peer Group as follows:

Actel Corp.	Ixys Corp.	Sigmatel Inc.
AMIS Holdings, Inc.	Lattice Semiconductor	Silicon Image, Inc.
Anadigics, Inc.	Micrel, Inc.	Silicon Laboratories, Inc.
Applied Micro Circuits CC. Atheros Communications	Microsemi Corp. Mindspeed Technologies	Silicon Storage Technologies Siliconix, Inc.
Cirrus Logic, Inc.	Omnivision Technologies	Sirf Techology Holding
Cree, Inc.	Pixelworks, Inc.	Standard Microsystems
DSP Group, Inc.	PMC-Sierra, Inc.	Three-Five Systems, Inc.
ESS Technology, Inc.	Portalplayer, Inc.	Triquint Semiconductor
Genesis Microchip, Inc.	Power Integrations, Inc.	Vitesse Semiconductor
Integrated Device Tech, Inc.	Rambus, Inc.	White Electronic Design
Integrated Silicon Solution	RF Micro Devices, Inc.	Zarlink Semiconductor
Intersil Corp — CL A	Semtech Corp.	Zoran Corp.
          The Survey compares the base salary, cash bonus, total cash compensation, restricted stock awards, total direct compensation and stock option awards of the Company’s executive officers to the amounts given for similar positions in the

Peer Group. Total cash compensation is defined as the sum of base salary, cash bonus and all other cash compensation. Total direct compensation is defined as the sum of total cash compensation, restricted stock awards and stock option awards valued at grant date.
          The results of the Survey showed that for 2006:
•	base salaries for the Company’s executive officers are less than the 25th percentile among the Peer Group;

•	cash bonuses for the Company’s executive officers are above the 90th percentile among the Peer Group;

•	total cash compensation for the Company’s executive officers is above the 90th percentile among the Peer Group;

•	total direct compensation for the Company’s executive officers is above the 50th percentile among the Peer Group; and

•	stock options granted to the Company’s executive officers are between the 25th and the 50th percentile among the Peer Group.
          The Survey also showed that for 2006, among the companies in the Peer Group, the Company ranked:
•	in the top third for the amount of one-year net income;

•	in the top half for the amount of one-year revenue; and

•	in the top half for market capitalization.
          The results of the Survey demonstrate that the Company’s executive compensation is in line with the Company’s executive compensation philosophy; therefore, the Committee will continue its current executive compensation program with adjustments in subsequent years, if necessary, to reflect changes in the compensation paid by members of the Peer Group and/or the cost of living.
Elements of NEO Compensation
          The following table shows each compensation element as a percentage of total compensation for each NEO for fiscal 2007:

		Base		Equity	Additional
		Salaries	Bonuses	Awards (1)	Benefits	Total
Name	Title	(%)	(%)	(%)	(%)	(%)
Keh-Shew Lu	President and Chief Executive Officer	9.7	28.2	60.9	1.3	100
Carl C. Wertz	Chief Financial Officer, Secretary and Treasurer	22.4	34.1	37.9	5.6	100
Joseph Liu	Senior Vice President, Operations	20.7	37.6	38.3	3.4	100
Mark A. King	Senior Vice President, Sales and Marketing	20.7	35.6	39.2	4.4	100
Richard D. White	Senior Vice President, Finance	23.8	49.2	20.8	6.1	100

(1)	The value of the equity awards is calculated in accordance with the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). Amounts reported for restricted stock units (“RSU”) and restricted stock awards (“RSA”) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date, and then dividing by the vesting period. The stock option amounts are determined using the Black Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, for a further discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).
How and Why Executive Compensation Decisions Were Made
          For fiscal 2007, the major factors that influenced the Committee’s executive compensation decisions for NEOs were:
•	the Company’s 2007 financial performance, including, but not limited to, the following items: serviceable area market (SAM) industry growth; fiscal 2007 revenue and net income versus fiscal 2006 revenue and net income; and profit fall-through; and

•	Executive retention.
          Both factors will also be major considerations in the Committee’s executive compensation decisions for NEOs for fiscal 2008.
          Base Salaries
          In line with the Committee’s compensation philosophy, executive officers receive a relatively small portion of their total compensation in the form of base salaries. Generally, the executive officers’ base salaries are below the median (or the 50th percentile) base salaries paid to officers with comparable duties by similar size companies in same sectors of the semiconductor industry.
          The Committee may increase or decrease executive officers’ base salaries by considering each executive officer’s scope of responsibility year after year, level of experience, the Company’s performance, individual performance, past and potential contribution to the Company’s business and the current year’s cost of living for each executive officer. To ensure that the base salaries are adequate, the Committee also periodically reviews independent surveys of executive compensation, such as Lipis Consulting’s 2006 executive compensation survey, and compares the executive officers’ base salaries to amounts paid by comparable companies to executives with similar duties in the same sectors of the semiconductor industry. Finally, the Committee discusses and takes into consideration the recommendation of the Chief Executive Officer regarding each executive officer’s base salary other than the Chief Executive Officer’s own base salary.
          For 2006 and 2007, the changes in the NEOs’ base salaries are summarized as follows:

Name	Fiscal 2006 Salary		Fiscal 2007 Salary	Percent Change
Keh-Shew Lu	$315,000		$326,000	3.5%
Carl C. Wertz	$164,000		$165,000	0.6%
Joseph Liu	$229,000		$237,000	3.5%
Mark A. King	$197,000		$204,000	3.6%
Richard D. White	$150,000	*	$160,000	6.7%

*	This amount represents the fiscal 2006 full-year salary for Mr. White, who joined the Company in July 2006; therefore, his actual salary earned for 2006 was $75,000.
          Other executive officers that are not NEOs received an average fiscal 2007 base salary increase of 3.5%, which primarily represents a cost of living adjustment.
          Bonuses
          The method of determining the total executive officer bonus pool (“bonus pool”) is established by the Committee at the beginning of each fiscal year. The allocation of that bonus pool among the executive officers is determined by the Committee at the end of each fiscal year. No bonus is paid out of the bonus pool if the Company’s actual performance in revenue and net income growth, as determined under the following bonus pool calculation, is not at least 80% of the prior year.

          The 2007 bonus pool was determined by increasing the 2006 bonus pool by the “2007 Bonus Multiplier.” The 2007 Bonus Multiplier was calculated as follows:
          First, three following factors are calculated to determine a “2007 Adjusted Base” for both revenue and net income:
          1. Revenue Growth: The rate by which the Company’s 2007 revenue growth (16.9%) exceeded the growth rate of the Company’s industry (4.3%) as reported by World Semiconductor Trade Statistics, Inc. (“WSTS”) using a weight of 80% for discrete products and 20% for analog products.
          2. Net Income Growth: The rate by which the Company’s 2007 net income growth (23.9%) exceeded the growth rate of the Company’s industry (4.3%) as reported by WSTS using a weight of 80% and 20%, for discrete and analog products, respectively.
          3. Profit Fall-Through: The rate by which the Company’s 2007 net income growth (23.9%) exceeded the growth rate of the Company’s industry (4.3%) as reported by WSTS using a weight of 80% and 20%, for discrete and analog products, respectively, multiplied by a pre-determined profit fall-through percentage of 13.5%.
          Second, the 2007 actual financial results (b) for revenue and net income are compared to the 2007 Adjusted Base (a) for both revenue and net income to arrive at a 2007 increase (c) of 12.0% and 14.2%, respectively. Next, the 2007 increase (c) for revenue and net income are multiplied by their respective weights (d) of 40% for revenue and 60% for net income. Finally, the resulting products (e) are summed to arrive at the 13.3% bonus multiplier as indicated in the following table:

		2007
	2007	Actual
	Adjusted	Financial			2007
	Base	Results	2007		Bonus
	(000s)	(000s)	Increase	Weight	Multiplier
Bonus Factor	(a)	(b)	(c)	(d)	(e)
Revenue	$358,235	$401,159	12.0%	40%	4.8%
Net income	$52,251	$59,657	14.2%	60%	8.5%

					13.3%
          At the end of 2007, the Committee allocated the bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2007 and the Committee’s assessment of the contributions made by each officer to the achievement of the Company’s performance. For 2007, the bonus pool was $3,306,000, of which the Committee awarded $3,062,500 to executive officers, including $2,319,464 to the NEOs.
          The following table shows each NEO’s share of the bonus pool for 2006 and 2007 and the percentage change in such bonuses from 2006 to 2007:

Name	Fiscal 2006 Bonus		Fiscal 2007 Bonus	Percent Change
Keh-Shew Lu	$827,000		$953,892	15.3%
Carl C. Wertz	$283,000		$251,024	-11.3%
Joseph Liu	$416,000		$431,762	3.8%
Mark A. King	$387,000		$351,434	-9.2%
Richard D. White	$140,000	*	$331,352	136%

	$2,193,000		$2,319,464

*	This amount represents Mr. White’s fiscal 2006 prorated bonus earned from his July 2006 hire date.
          The Committee determined that the Bonus Multiplier of 13.3% described above should be used as a guideline for determining the percent increase in the bonuses for each NEO if that NEO matches the annual performance standard as set by the Committee with no substantial decrease in the NEO’s job responsibility, subject to the recommendation of the Chief

Executive Officer. Each NEO’s bonus, however, may be increased or decreased substantially from this 13.3% bonus guideline upon the Committee’s final determination of the executive bonuses.
          Dr. Keh-Shew Lu received a 2007 bonus of $953,892, which is approximately 15.3% higher than his previous year’s bonus. The Committee determined Dr. Lu’s 2007 bonus after considering the following primary factors: the Company’s performance and objectives; Dr. Lu’s individual performance and objectives; the allocation between the cash and non-cash components of his executive compensation; internal pay equity among executive officers; and the Survey. Notably, under Dr. Lu’s leadership, the Company’s revenue in fiscal 2007 increased 16.9%, and the Company’s net income in fiscal 2007 increased 23.9%, compared to an average revenue increase of approximately 4.3% in the Company’s sectors of the semiconductor industry. Dr. Lu also successfully consolidated analog manufacturing from Taiwan to the Company’s China manufacturing facilities for improved operational efficiencies and integrated the APD acquisition. At the same time, Dr. Lu significantly expanded capacity and improved utilization at the Company’s manufacturing facilities, resulting in approximately 15.4 billion units produced in 2007 compared to 11.8 billion units in 2006.
          Mr. Carl Wertz received a 2007 bonus of $251,024, which is 11.3% lower than his previous year’s bonus. The Committee’s decision to decrease Mr. Wertz’s 2007 bonus compensation is mainly due to the shift of a substantial portion of Mr. Wertz’s day-to-day management and operational responsibilities to Mr. Richard White, the Company’s Senior Vice President, Finance. Mr. White was hired in July 2006 to manage the Company’s global financial planning, product planning and mergers and acquisitions. As a result of this increase in responsibilities, Mr. White received a 2007 bonus of $331,352, which is 18.3% higher than his previous year’s annualized bonus. The Committee determined that the decrease in Mr. Wertz’ bonus and the increase in Mr. White’s bonus is directly proportional to the shift of responsibilities.
          Mr. Mark King received a 2007 bonus of $351,434, which is 9.2% lower than his previous year’s bonus. The Committee’s decision to decrease Mr. King’s 2007 bonus is due to the shift of some of his management and operational responsibilities to other managers in the Company.
          Mr. Joseph Liu received a 2007 bonus of $431,762, which is 3.8% higher than his previous year’s bonus. During 2007, Mr. Liu’s job performance in the area of Company operations had matched the annual performance standards as set by the Committee; however, as a result of certain job responsibilities, in the area of semiconductor product assembly and product package manufacturing and testing, that were shifted to other managers, the Committee awarded a 3.8% increase in Mr. Liu’s 2007 bonus as compared to the 13.3% bonus guideline.
          Fiscal 2008 Executive Bonus Pool
          At the beginning of 2008, the Committee decided to use the same formula used in 2007 for determining the total executive bonus pool. At the end of 2008, the Committee will allocate the executive bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2008, and the Committee’s assessment of the contributions made by each executive officer to the achievement of the Company’s performance.
          Equity Awards
          Under the Company’s 2001 Omnibus Equity Incentive Plan (the “2001 Incentive Plan”), the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, stock options, stock appreciation rights and restricted stock units (“RSUs”).
          The exercise price of stock options granted to date has been no less than the fair market value of the Common Stock as of the date of grant. To encourage retention, the ability to exercise the stock option is subject to vesting restrictions. The Committee’s policy is to award options and RSUs annually, which generally vest in four equal annual installments on the first four anniversary dates of the date of grant, and are in recognition of the executive officer’s current and potential contributions to the Company. Decisions made by the Committee regarding the timing and size of subsequent awards take into consideration the Company’s and the individual’s performance, allocation between cash and non-cash components of the executive compensation, and the size and term of awards made in prior years.

          The following table shows the number of shares subject to options granted in 2007 to each NEO, compared with the number of shares subject to options granted in 2006, and the percentage change in such shares between 2006 and 2007:

Name	2006	2007	Percent Change
Keh-Shew Lu	118,125	111,000	-6.0%
Carl C. Wertz	18,000	15,000	-16.7%
Joseph Liu	30,000	28,500	-5.0%
Mark A. King	27,000	25,500	-5.6%
Richard D. White	15,000	15,000	0%
          The following table shows the number of shares subject to RSUs granted in 2007 to each NEO, compared with the number of shares subject to RSUs granted in 2006, and the percentage change between 2006 and 2007:

Name	2006	2007	Percent Change
Keh-Shew Lu	—	—	—
Carl C. Wertz	4,500	3,750	-16.7%
Joseph Liu	6,000	5,250	-12.5%
Mark A. King	5,250	4,500	-14.3%
Richard D. White	4,500	3,750	-16.7%
          In addition to the factors discussed below, for all NEOs and executive officers, the Committee also took into consideration the increase in the Company’s stock price, and decreased the number of stock options and RSUs so that the SFAS123(R) expense associated with the stock options and RSU grants would be somewhat comparable to the prior year.
          In 2007, Dr. Lu received a stock option grant for 111,000 shares (the SFAS 123(R) value equals $355,314 and is amortized over a four-year period) for his significant contribution to the continued growth of the Company. The Committee determined Dr. Lu’s fiscal 2007 equity award after reviewing his performance, the Company’s performance, the size and term of options granted in 2006, the above-mentioned Company’s increased stock price factor in 2007 and the Company’s stock performance. Please see the previous section on “Bonuses” for further detail of the Committee’s assessment on Dr. Lu’s compensation.
          Similarly, the Committee determined all other NEO equity awards after reviewing each NEO’s personal performance, the above-mentioned Company’s increased stock price factor in 2007, the Company’s performance, the Company’s stock performance, and the size and term of the options and RSUs awarded to each NEO in 2006. The Committee believes that all NEOs have made contributions in each area of his responsibilities during fiscal 2007, under Dr. Lu’s leadership, to continue the growth of the Company.
          As stated in the previous section on “Bonuses,” Mr. Wertz’s compensation decreased as a result of the shift of certain of his responsibilities to other Company employees. The Committee, therefore, also decreased the number of stock options and RSUs granted in 2007 to Mr. Wertz by 16.7%, compared to his previous year’s grants.
          As discussed in the previous section on “Bonuses,” Mr. White was hired by the Company in July 2006. As an incentive for joining the Company, Mr. White was granted a stock option for 15,000 shares and 4,500 RSUs. For fiscal 2007, the Committee awarded Mr. White 15,000 stock options and 3,750 RSUs after assessing the above-mentioned Company’s increased stock price factor in 2007, the Company’s performance, Mr. White’s first full-year performance, his workload in his areas of responsibilities and the allocation between the cash and non-cash components of his compensation.
          As discussed in the previous section on “Bonuses,” the Committee recognized that some of Mr. King’s management and operational responsibilities were shifted to other managers in the Company in 2007. Therefore, the Committee decreased Mr. King’s 2007 stock options and RSUs by 5.6% and 14.3%, respectively.
          As discussed in the previous section on “Bonuses,” the Committee recognized that some of Mr. Liu’s management and operational responsibilities were shifted to other managers in the Company in 2007. Therefore, the Committee decreased Mr. Liu’s 2007 stock options and RSUs by 5.0% and 12.5%, respectively.

          Additional Benefits and Perquisites
          Pursuant to their employment agreements, NEOs and certain executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid vacation in accordance with the Company’s policies. NEOs are also provided executive benefits and perquisites. The Committee periodically reviews NEO benefits and perquisites to ensure these remain competitive and supportable to stockholders. For fiscal 2007, we provided the following benefits and perquisites to the NEOs:

Executive Benefits	Description	Who Qualifies
Automobile Usage Expense	• Automobile allowance of $1,300 per month for the President and Chief Executive Officer	All NEOs

• Automobile allowance of $1,000 per month for all other NEOs

Health Insurance	• Corporate group insurance	All NEOs

• Mr. Joseph Liu also participates in the Company’s Taiwan health insurance plan.

Dental Insurance	• Corporate group dental insurance	All NEOs

Vision Insurance	• Corporate group insurance	All NEOs

Employee Assistance Program	• Corporate employee assistance program	All NEOs

Retirement Plans	• 401(k) contributions up to 6% of the total cash compensation (subject to Internal Revenue Service regulations), the Company matches 50% of the employee’s contribution to his retirement account	All NEOs

• Discretionary 401(k) contribution, the amount of which is to be determined each year, provided employed through the last day of the year and a minimum of 500 hours of service in that year

• Mr. Joseph Liu also participates in the Company’s Taiwan pension plan.

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation by providing NEOs with greater flexibility in structuring the timing of their compensation payments	All NEOs

• Discretionary contribution made by the Company

Life Insurance	• Corporate group life insurance in the amount of $700,000	All NEOs

Accidental Death and Dismemberment	• Insured in the amount of $700,000	All NEOs

Business Travel Accident Insurance	• Tiered benefit with executive officers receiving $1,000,000 accidental death and dismemberment	All NEOs

• $500,000 permanent total disability and $500 per week for accident total disability for covered injury resulting from a covered accident worldwide while on a business trip

Short-Term Disability Insurance	• Corporate group short-term disability: after elimination period of 30 days, 60% of weekly earnings are paid to a maximum of $1,250 per week.	All NEOs

Executive Benefits (cont.)	Description	Who Qualifies
Long Term Disability Insurance	• After elimination period of 180 days, 66 2/3% of basic monthly earnings to a maximum of $15,000 per month	All NEOs

Foreign Labor Insurance and Foreign Voluntary Workers Compensation	• Combination of local “in-country” and excess or difference in conditions policies providing lost wages and medical expense due to injury while sustained on company business	Mr. Joseph Liu

• Benefits based on statutory requirement of country of origin

Health Club Membership	• Corporate discount rate applied	All NEOs
          Our analysis of the NEOs’ additional benefits and perquisites for fiscal 2007 indicates that these account for a nominal amount of the NEOs’ total compensation package and are consistent with the Committee’s philosophy to provide a competitive compensation package.
          Post-Termination and Change in Control Payments
          Messrs. Lu, Wertz, Liu and King have current employment agreements entered into with the Company on August 29, 2005. In the event employment is terminated by the Company without “cause” (as defined), the executive either may (a) commence a one-year paid leave of absence, or (b) forego such leave of absence and the benefits associated therewith. If the executive chooses to commence the leave of absence, the executive will, during that one year, continue as a full-time employee, entitled to receive all the benefits provided under the employment agreement. At the end of the leave of absence, the executive will continue to receive his base salary for one year, and all share-based compensation previously granted will continue to vest. The executives are subject to non-competition and non-solicitation provisions during the leave of absence and for one year after the end of the leave of absence. Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. If the executive chooses to forego such leave of absence, the vesting of any options or restricted stock awards awarded to the executive and his ability to exercise them, upon termination will be governed by the terms of the 2001 Incentive Plan and his stock option agreements. As no other officers have employment agreements with the Company, upon termination or a change in control, the vesting of their stock options and ability to exercise such options will be governed by the terms of the 2001 Incentive Plan and their stock option agreements. The 2001 Incentive Plan generally provides, that upon a change in control, all stock awards then outstanding shall vest immediately. For a further description of these arrangements, see “Potential Payments Upon Termination or Change in Control.”
          The Committee has not provided for a lump sum payment upon termination of the executives, as the Committee believes that by providing the executives with an option to commence a one-year leave of absence upon termination, the Company has the ability to work with the executive to transition his duties and responsibilities in a productive manner. The Committee believes that these post-termination and change in control arrangements are an important part of overall compensation for our NEOs because they help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.
Tax and Accounting Implications
          Deductibility of Compensation
          Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to a certain executive officer to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company. The stockholders of the Company have approved each of the Company’s incentive plans for the purpose of qualifying those plans under Section 162(m). To qualify for deductibility under Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.
          Because the Committee retained discretion in the allocation of the executive bonus pool in 2007, a portion of the executive bonuses in 2007 was not “performance-based.” In order to maintain flexibility in compensating NEOs and other executive officers in a manner designed to promote the Company’s goals, the Committee reserves the right to award future compensation that may not comply with Section 162(m) if it concludes that this is in the Company’s best interests.
          Nonqualified Deferred Compensation
          On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Under the employment agreements for Messrs. Lu, Wertz, Liu and King, in the event employment is terminated by the Company, the executive may commence a one-year paid leave of absence. During the leave of absence, the executive’s options remain exercisable. At the end of the leave of absence, all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof. The final rules on Section 409A of the Code were issued on April 10, 2007, and we are currently evaluating if this provision of the employment agreements is in compliance with Section 409A and the final rules there under. The Company intends to amend or rescind this provision of the employment agreements, if necessary, to comply with Section 409A and the final rules adopted there under. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation.”
          Accounting for Share-Based Compensation
          Beginning on January 1, 2007, the Company began accounting for share-based compensation in accordance with the requirements of SFAS 123(R).
Conclusion
          The Committee believes that the Company’s compensation program supports the Committee’s compensation objective to promote the continued profitability and growth of the Company for its stockholders. The Committee’s compensation philosophy to attract, retain and motivate executives is critical to the Company’s long-term growth and profitability.
          The Committee believes that for fiscal 2007, the total compensation for each of the NEOs is competitive compared with the total compensation for NEOs with comparable duties at other similar size companies in the same sectors of the semiconductor industry.
COMPENSATION COMMITTEE REPORT
          The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
          The Compensation Committee (the “Committee”) of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: April 8, 2008	THE COMPENSATION COMMITTEE

Raymond Soong, Chairman
Shing Mao L.P. Hsu

SUMMARY COMPENSATION TABLE
          The table below summarizes the total compensation paid or earned by each of the NEO for the fiscal year ended December 31, 2007. The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)). Columns required by SEC rules are omitted where there is no amount to report.

							Change in
						Non-Equity	Pension Value
						Incentive Plan	and Nonquali-
				Stock	Option	Compen-	fied Deferred	All Other
Name and Principal			Bonus	Awards	Awards	sation	Compensation	Compensation	Total
Position	Year	Salary ($)	($) (4)	($) (1)	($) (1)	($) (4)	Earnings ($)	($) (5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keh-Shew Lu	2007	326,000	953,892	1,167,750	887,042	—	—	43,230	3,377,913
President and	2006	315,000	—	1,167,750	495,678	827,000	—	44,832	2,850,260
Chief Executive Officer

Carl C. Wertz	2007	165,000	251,024	38,528	240,344	—	—	40,975	735,871
Chief Financial	2006	164,000	—	15,652	204,692	283,000	—	39,799	707,143
Officer, Secretary and Treasurer

Joseph Liu	2007	237,000	431,762	52,270	387,107	—	—	39,142	1,147,282
Senior Vice	2006	229,000	—	20,869	320,008	416,000	—	42,371	1,028,247
President, Operations (2)

Mark A. King	2007	204,000	351,434	45,399	341,479	—	—	43,837	986,150
Senior Vice	2006	197,000	—	18,260	278,122	387,000	—	46,162	926,544
President, Sales and Marketing

Richard D. White	2007	160,000	331,352	44,716	95,725	—	—	41,241	673,035
Senior Vice	2006 (3)	75,000	—	19,519	203,240	140,000	—	29,579	467,338
President, Finance

(1)	The value of the equity awards in column (e) and (f) is calculated in accordance with the amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006. Amounts reported for restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date, and then dividing by the vesting period. In accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The stock option amounts are determined using the Black Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, for a further discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). Grant date fair value of restricted stock awards is calculated by multiplying the number of stock units by the price of the Company’s Common Stock on the grant date.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)	Mr. Joseph Liu’s salary includes a payment of $15,240 payable in New Taiwan Dollars (“NT$”) (approximately NT$495,000), which, for the purpose of this table, was converted into US$ based on the currency exchange rate of NT$32.44 to US$1 on January 2, 2008.
          The following table details the amounts in column (e) and (f) of the previous table and represents the SFAS 123(R) expense in 2007 for each of the equity awards:

				Total	2007	2006	2005	2004	Total
	2007	2006	2005	Stock	Stock	Stock	Stock	Stock	Option
	RSU	RSU	RSA	Awards	Option	Option	Option	Option	Awards
Name	($)	($)	($)	($)(e)	($)	($)	($)	($)	($)(f)

Keh-Shew Lu	—	—	1,167,750	1,167,750	243,560	394,144	249,338	—	887,042

Carl C. Wertz	13,486	25,043	—	38,528	32,913	60,060	98,328	49,042	240,344

Joseph Liu	18,880	33,390	—	52,270	62,536	100,100	142,735	81,736	387,107

Mark A. King	16,183	29,216	—	45,399	55,953	90,090	130,047	65,389	341,479

Richard D. White	13,486	31,230	—	44,716	32,913	62,812	—	—	95,725
          Stock options granted in 2005 vest in three equal annual installments, and all equity awards granted in 2006 and 2007 vest in four equal annual installments.

(3)	Amount shown for Mr. White’s 2006 salary represents amounts earned from his July 2006 hire date at an annual salary of $150,000.

(4)	Amounts earned based on the Company’s executive bonus plan.

(5)	Certain of the Company’s executive officers receive personal benefits in addition to salary and cash bonuses, consisting of automobile allowance, life insurance payable at the direction of the employee, business travel accident insurance, foreign labor insurance, foreign voluntary workers compensation, contributions under the Company’s retirement plans, group health insurance, dental insurance, vision insurance, employee assistance program, deferred compensation plan, and health club membership discount. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each NEO:

		Auto	Health	Retirement	Life
	Year	Allowance ($)	Insurance ($)	Plans ($)	Insurance ($)	Total ($)

Keh-Shew Lu	2007	15,600	4,261	20,250	3,118	43,230
	2006	15,600	4,212	22,000	3,020	44,832

Carl C. Wertz	2007	12,000	6,034	20,250	2,691	40,975
	2006	11,600	3,611	22,000	2,588	39,799

Joseph Liu	2007	10,130	5,105	21,171	2,737	39,142
	2006	10,130	6,485	22,928	2,828	42,371

Mark A. King	2007	12,000	8,817	20,250	2,770	43,837
	2006	11,600	9,890	22,000	2,672	46,162

Richard D. White	2007	12,000	6,285	20,250	2,706	41,241
	2006	5,750	3,156	18,219	2,454	29,579

GRANTS OF PLAN-BASED AWARDS
          The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during 2007.

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value of
								Number of	Number of	Base Price	Stock and
				Maxi-				Shares of	Securities	of Option	Option
		Threshold	Target	mum	Threshold		Maximum	Stock	Underlying	Awards	Awards ($)
Name	Grant Date	($)	($)(d)	($)	(#)	Target	(#)	Units (#)	Options (#)	($/Sh)	(l)
(a)	(b)	(c)	(1)	(e)	(f)	(#)(g)	(h)	(i)	(j)	(k)	(2)
Keh-Shew Lu	5/31/2007	—	763,114	—	—	—	—	—	111,000	24.66	1,670,124

Carl C. Wertz	5/31/2007	—	200,819	—	—	—	—	3,750	15,000	24.66	318,167

Joseph Liu	5/31/2007	—	345,410	—	—	—	—	5,250	28,500	24.66	558,281

Mark A. King	5/31/2007	—	281,147	—	—	—	—	4,500	25,500	24.66	494,647

Richard D. White	5/31/2007	—	265,082	—	—	—	—	3,750	15,000	24.66	318,167

(1)	Amounts assume 80% of the 2007 bonus amount. Under the executive cash bonus plan, no bonus is paid if the Company does not achieve 80% of the bonus formula.

(2)	Grant date fair value of RSAs, RSUs and stock options is calculated in accordance with SFAS 123(R). The amounts attributable to stock options are determined using the Black Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. Grant date fair value of RSAs and RSUs is calculated by multiplying the number of stock units by the price of the Company’s Common Stock on the grant date. RSUs and stock options granted in 2007 vest in four equal annual installments, commencing on the first anniversary of the date of grant. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, for a further discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).
Narrative to Summary Compensation Table and Plan-Based Awards Table
          Employment Agreements
          On August 29, 2005, the Company entered into employment agreements with Messrs. Lu, Liu, King and Wertz, pursuant to which they are entitled to (i) receive an annual base salary (subject to increase from time to time in the discretion of the Board) of $300,000, $208,000, $177,000, and $146,000, respectively, (ii) participate in any executive bonus plan, (iii) receive reimbursement for all reasonable and documented business expenses, (iv) paid vacation in accordance with the vacation policy for employees generally, (v) participate in all plans provided to employees in general, (vi) receive a life insurance policy in the amount in effect on the date of the agreement, and (vii) receive a disability policy in the maximum insurable amount. Employment is “at will” and may be terminated by either the Company or the employee at any time. The employee is prohibited from disclosing the Company’s trade secrets, engaging in any “competitive activity” (as defined) or soliciting our current or, in some cases, former employees or independent contractors, during his employment and for the two years following the beginning of the leave of absence described below under “Post-Termination and Change in Control payments” if his employment is terminated without “cause” (as defined), and acknowledges that all tangible items related to the Company are its exclusive property. The employment agreements also provide for payments upon termination and change in control, as described further under “Potential Payments Upon Termination or Change in Control.”
          Employee Benefit Plans
          Executive Bonus Plan
          For a description of the Company’s executive bonus plan, including for 2007 and 2006, the methods for determining the total executive bonus pool and allocating that pool among the executive officers, see “Compensation Discussion and Analysis — How and Why Executive Compensation Decisions Were Made — Bonuses.”
          1993 ISO Plan
          The 1993 Incentive Stock Option Plan (the “1993 ISO Plan”) provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase up to 5,062,500 shares (split adjusted) of the Company’s Common Stock. Options granted under the 1993 ISO Plan are not transferable, except by will or the laws of descent or distribution. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. An option granted under the 1993 ISO Plan may not be priced at less than 100% of fair market value on the date of grant and expires ten years from the date of grant. As of the Record Date, 4,996,593 shares have been issued on the exercise of options granted, and 316,510 shares were subject to options outstanding, under the 1993 ISO Plan. The 1993 ISO Plan expired on May 10, 2003, and, therefore, no additional options can be granted under this plan.
          1993 NQO Plan
          The 1993 Non-Qualified Stock Option Plan (the “1993 NQO Plan”) became effective on July 6, 1993. The 1993 NQO Plan provides for the grant of options that do not qualify as incentive stock options under Section 422 of the Code to purchase up to 5,062,500 shares (split adjusted) of the Company’s Common Stock. The options may be exercised by the optionee during his or her lifetime or after his or her death by those who have inherited by will or intestacy. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. The shares to be issued upon exercise of options under the 1993 NQO Plan require a three-year vesting period. An option granted under the 1993 NQO Plan may not be priced at less than 100% of fair market value on the date of grant and expires ten years from the date of grant. As of the Record Date, 4,360,051 shares have been issued on the exercise of options granted, and 349,876 shares were subject to options outstanding, under the 1993 NQO Plan. The 1993 NQO Plan expired on May 10, 2003, and, therefore, no additional options can be granted under this plan.
          2001 Omnibus Equity Incentive Plan
          General. The purpose of the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Stock options and stock awards, including stock units and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either incentive stock options, or are not intended to be incentive options (“non-qualified stock options”). As of the Record Date, 1,493,252 shares have been issued on the exercise of options granted, 90,775 shares have been issued on the vesting of RSUs and 521,542 shares were subject to RSUs outstanding, 3,452,448 shares were subject to options outstanding under the 2001 Incentive Plan, and 2,310,739 shares were available for issuance under awards that may be granted in the future. At the 2006 annual meeting of stockholders, the 2001 Incentive Plan was amended to:
•	increase the number of shares of Common Stock that may be issued pursuant to awards granted thereunder by 3,300,000 (split adjusted) shares;

•	delete the provision thereof that automatically increases, by 1% of the outstanding shares on each January 1, the maximum number of shares of Common Stock that may be issued thereunder;

•	provide that stock options and stock appreciation rights will not be repriced without the approval of the stockholders;

•	provide that the exercise price per share of Common Stock purchasable under a stock option be not less than 100% of the fair market value of the Common Stock on the date of grant of such stock option;

•	provide for the “cashless” (or “net”) exercise of stock options;

•	provide that each share of Common Stock subject to issuance under any award, other than options or stock appreciation rights, shall be counted against the maximum number of shares of Common Stock that may be issued under the 2001 Incentive Plan as 1.52 shares;

•	provide that, to the extent a stock appreciation right is settled for shares of Common Stock, the number of shares used for determining the benefit under such stock appreciation right shall be counted against the maximum number of shares of Common Stock that may be issued under the 2001 Incentive Plan, regardless of the number of shares used to settle the stock appreciation right upon such exercise;

•	provide that, to the extent a stock option is exercised on a “cashless” (or “net”) basis, the number of shares of Common Stock issued upon exercise, plus the number of shares retained by the Company, shall be counted against the maximum number of shares of Common Stock that may be issued under the 2001 Incentive Plan; and

•	specify certain performance criteria, the achievement of which may be required in order for performance awards to vest.
          Administration. The 2001 Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). Subject to the provisions of the 2001 Incentive Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the 2001 Incentive Plan are borne by the Company.
          Terms of Awards. The 2001 Incentive Plan authorizes the Committee to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload options, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.
          An award granted under the 2001 Incentive Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions. The Committee may grant options that either are intended to be incentive stock options or non-qualified stock options. Incentive stock options may be granted only to employees.
          No incentive stock option may be granted under the 2001 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to provide the Committee flexibility in structuring awards, the 2001 Incentive Plan states that in the case of stock options, stock appreciation rights, and stock awards no person may receive in any year a stock option to purchase more than 337,500 shares or a stock appreciation right or stock award measured by more than 337,500 shares.
          If awards granted under the 2001 Incentive Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the 2001 Incentive Plan. Awards may not be granted under the 2001 Incentive Plan on or after the tenth anniversary of the adoption of the 2001 Incentive Plan.

          Eligibility. All employees, directors and consultants will be eligible to participate in the Plan. As of December 31, 2007, there were approximately 2,600 employees of the Company, including eight current executive officers, who are eligible to participate in the Plan. In addition, the seven directors are eligible to participate in the Plan.
          Payment of Exercise Price. An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient’s tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of the Company or other property or (ii) reducing the amount of shares or other property otherwise issuable pursuant to the award or (iii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. The exercise price and any withholding taxes are payable in cash by consultants and non-employee directors, although the Committee at its discretion may permit such payment by delivery of shares of Common Stock, or by delivery of broker instructions authorizing a loan secured by the shares acquired upon exercise or payment of proceeds from the sale of such shares.
          Amendment. Subject to limitations imposed by law, the Board may amend or terminate the 2001 Incentive Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of any award previously granted under the 2001 Incentive Plan or any rights thereunder without the recipient’s consent.
          Section 16(b). Pursuant to Section 16(b) of the Exchange Act, directors, certain officers and 10% shareholders of the Company are generally liable to the Company for repayment of any “short-swing” profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed a purchase of a security for purposes of Section 16(b). The 2001 Incentive Plan is designed to comply with Rule 16b-3.
          Term. Awards may not be granted under the 2001 Incentive Plan on or after the tenth anniversary of the adoption of the 2001 Incentive Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the adoption of the 2001 Incentive Plan.
          Performance Goals. The business criteria on which performance goals are based under the 2001 Incentive Plan will be determined on a case-by-case basis, except that with respect to stock options and stock appreciation rights compensation is based on increases in the value of the Common Stock after the date of grant of award. Similarly, the maximum amount of compensation that could be paid to any participant or the formula used to calculate the amount of compensation to be paid to the participant if a performance goal is obtained will be determined on a case-by-case basis, except that in the case of stock options the maximum possible compensation will be calculated as the difference between the exercise price of the option and the fair market value of the Common Stock on the date of option exercise, times the maximum number of shares for which grants may be made to any participant. The Committee may use any one or more of the following performance criteria: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average shareholders’ equity, (vii) total shareholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity or productivity, (xxiv) EBITDA, (xxv) market capitalization, (xxvi), capital raised in follow-on or debt offerings, (xxvii) quality or yield improvements, (xxviii) acquisitions, and (xix) any other similar criteria.
          Adjustments. If there is any change in the stock subject to the 2001 Incentive Plan or subject to any award made under the 2001 Incentive Plan (through merger, consolidation, reorganization, re-capitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2001 Incentive Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2001 Incentive Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the shareholders. In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the 2001 Incentive Plan in the event of a spin off or other distribution (other than normal cash dividends) of Company assets to stockholders.

          Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s Chief Executive Officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2001 Incentive Plan provides that no employee may be granted more than 337,500 shares in any calendar year.
          Incentive Stock Bonus Plan
          The Company’s Incentive Stock Bonus Plan provides that the Board may fix a dollar value to an employee bonus and determine to pay such bonus in the form of shares of the Common Stock of the Company. The number of shares to be awarded to the employee is determined by dividing the dollar amount of the bonus by the fair market value of one share of Common Stock. The Board may also elect to grant a number of shares of Common Stock to the employee. As of the Record Date, 495,000 shares were issued and 66,937 shares of Common Stock were available for issuance under the Incentive Bonus Plan.
          401(k) Plan / Retirement Plans
          The Company maintains a 401(k) retirement plan (the Plan) for the benefit of qualified employees at our U.S. locations. Employees who participate may elect to make salary deferral contributions to the Plan up to 100% of the employees’ eligible payroll subject to annual Internal Revenue Code maximum limitations. We make a matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll. In addition, we may make a discretionary contribution to the entire qualified employee pool, in accordance with the Plan.
          As stipulated by the regulations of the People’s Republic of China, we maintain a retirement plan pursuant to the local municipal government for the employees in China. We are required to make contributions to the retirement plan at a rate of 22.5% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, we maintain a retirement plan for the employees in Taiwan. We make contributions at a rate of 6% of the employee’s eligible payroll.
          Salary and Bonus in Proportion to Total Compensation
          As discussed under “Compensation Discussion and Analysis,” we believe that in line with the Compensation Committee’s philosophy to attract, retain and motivate executive officers critical to the Company’s long-term growth and profitability through bonus programs and equity incentive plans, executive officers receive a relatively smaller portion of their total compensation package as base salary. See “Compensation Discussion and Analysis” for the breakdown between fixed pay through the executive officers’ base salaries and variable performance-based pay for fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
          The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2007.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan Awards:					Number of	Payout Value
	Number of		Number of					Unearned	of Unearned
	Securities	Number of	Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Securities	Underlying			Shares or	of Shares or	or Other	of Other
	Unexercised	Underlying	Unexercised	Option		Units of Stock	Units of Stock	Rights That	Rights That
	Options	Unexercised	Unearned	Exercise	Option	That Have	That Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keh-Shew Lu	43,875	—	—	$8.1422	07/14/2014	405,000	12,178,350	—	—
	78,750	39,375		$11.5333	04/14/2015
	29,531	88,594		$22.2600	05/22/2016
	—	111,000		$24.6600	05/31/2017
Carl C. Wertz	12,042	—	—	$7.0864	06/12/2010	3,750	214,249	—	—
	30,376	—		$8.1422	07/14/2014	3,375
	27,163	7,712		$15.5422	07/12/2015
	4,500	13,500		$22.2600	05/22/2016
	—	15,000		$24.6600	05/31/2017
Joseph Liu	60,750	—	—	$7.0864	06/12/2010	5,250	293,183	—	—
	40,500	—		$2.4652	07/30/2011	4,500
	50,625	—		$2.5274	06/28/2012
	50,625	—		$5.7955	08/01/2013
	50,625	—		$8.1422	07/14/2014
	33,751	16,875		$15.5422	07/12/2015
	7,500	22,500		$22.2600	05/22/2016
	—	28,500		$24.6600	05/31/2017
Mark A. King	60,750	—	—	$7.0864	06/12/2010	4,500	253,731	—	—
	40,500	—		$5.7955	08/01/2013	3,938
	40,500	—		$8.1422	07/14/2014
	30,750	15,375		$15.5422	07/12/2015
	6,750	20,250		$22.2600	05/22/2016
	—	25,500		$24.6600	05/31/2017
Richard D. White	3,750	11,250	—	$27.7600	07/03/2016	3,750	214,249	—	—
	—	15,000		$24.6600	05/31/2017	3,375
          Prior to May 22, 2006, equity awards vest in three equal annual installments on the first three anniversary dates of the date of grant. Beginning May 22, 2006, equity awards vest in four equal annual installments on the first four anniversary dates of the date of grant.

OPTION EXERCISES AND STOCK VESTED
          The following table sets forth certain information regarding exercises of options and vesting of RSAs and RSUs held by NEOs during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Keh-Shew Lu	108,000	2,210,611	—	—
Carl C. Wertz	33,521	723,229	1,125	27,105
Joseph Liu	254,575	4,824,914	1,500	36,140
Mark A. King	81,000	2,292,905	1,312	31,610
Richard D. White	—	—	1,125	31,718
          Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired on exercise (or vesting) by (ii) the difference between the closing price on the exercise (or vesting) date and the exercise price, and does not reflect an actual sales price. The actual value realized depends upon the number of shares actually sold by the NEO, if any.
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information with respect to shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2007.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	5,135,376 (1)	$10.27 (2)	2,310,739 (3)

Equity Compensation Plans Not Approved by Security Holders	0	N/A	0

Total	5,135,376	$10.27	2,310,739
(Footnotes continued on following page)

(Footnotes continued from previous page)

(1)	Shares issuable pursuant to outstanding options and awards under the 1993 Non-qualified Stock Option Plan, the 1993 Incentive Stock Option Plan, and the 2001 Incentive Plan as of December 31, 2007.

(2)	Weighted average exercise price based on 4,118,834 stock options outstanding.

(3)	Represents 2,275,365 and 66,937 shares of Common Stock that may be issued pursuant to future awards under the 2001 Incentive Plan and the Incentive Stock Bonus Plan, respectively.
PENSION BENEFITS
          The table disclosing the actuarial present value of each NEOs accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan. The only retirement plans available to all NEOs in 2007 were the Company’s qualified 401(k) Plan and the non-qualified Deferred Compensation Plan.
          Mr. Joseph Liu receives the minimum pension benefits available through Taiwan government mandated universal pension plans (Taiwan labor pension plan and labor insurance pension plan) that are available to all employees in Taiwan. The present value of these benefits is less than $10,000. For a further discussion of other benefits of NEOs in 2007 see “Compensation Discussion and Analysis.”
NON-QUALIFIED DEFERRED COMPENSATION
          The Company adopted a non-qualified deferred compensation plan effective January 1, 2007, which permits our Board and eligible employees, including our NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred by an executive are credited with earnings or losses based on the executive’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. Upon termination, a 100% distribution is made after six months has lapsed. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2007. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions.
          The following table sets forth certain information related to the non-qualified deferred compensation plan for the NEOs:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawls/Dist-	Balance at Last
	in Last FY	Last FY	FY	ributions	FYE
Name	($) (1)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Keh-Shew Lu	—	—	—	—	—
Carl C. Wertz	98,897	—	5,080	—	103,977
Joseph Liu	—	—	—	—	—
Mark A. King	290,735	—	10,229	—	300,964
Richard D. White	—	—	—	—	—

(1)	Contributions are reported as compensation in the last completed fiscal year in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          The following sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company.
          Payment Upon Termination Without Cause
          Payments upon termination with “cause” for Messrs. Lu, Wertz, Liu and King are governed by their current employment agreements entered into with the Company on August 29, 2005. The executive’s relationship with the Company is “at will” and may be terminated at the option of either party, with or without cause.
          As used in the employment agreements, “cause” means:
•	the willful and continued refusal of such executive to substantially perform his duties in accordance with his employment agreement, after the Board has provided the executive with written demand for substantial performance and the executive has had reasonable opportunity to remedy it;

•	the conviction of, or a plea of nolo contendere by, the executive to a felony; or

•	a charge or indictment of a felony, the defense of which renders the executive substantially unable to perform his duties under his employment agreement.
          In the event employment is terminated by the Company without “cause,” the executive either may (a) commence a one-year paid leave of absence (“LOA”), or (b) forego such LOA and the benefits associated therewith. If the executive chooses to commence the LOA, the potential payments to the executive can be divided into (i) payments during the LOA, and (ii) payments after the LOA.
          Payments during the leave of absence
          During the LOA, the executive will continue as a full-time employee of the Company, entitled to receive all the benefits provided under his employment agreement, namely: (1) his annual base salary; (2) participation in any executive bonus plan of the Company, pro-rated to the beginning of the LOA; (3) reimbursement for all reasonable and documented business expenses; (4) paid vacation in accordance with the Company’s vacation policy for employees generally; (5) participation in all plans provided to employees in general; (6) a life insurance policy in the amount in effect on the date of the employment agreement; and (7) a disability policy in the maximum insurable amount.
          Payments after the leave of absence
          At the end of the LOA, neither the Company nor the executive shall have any further duties under his employment agreement, except that (1) the Company shall continue to pay to the executive, or his estate, the annual base salary for one year, and (2) all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof, determined without regard to the termination of employment.
          Trade secrets, non-competition and non-solicitation provisions
          During the LOA, the executive shall not (1) without the prior consent of the Board, disclose or use any confidential business or technical information or trade secret of the Company, (2) without the prior consent of the Company, engage in any competitive activity in any line of business in which the Company is engaged, (3) without the prior consent of the Board, remove any tangible items from the premises of the property, or (4) solicit any employee of the Company. The executive shall continue to be bound by these provisions of his employment agreement for one year after the end of the LOA.
          Payment Upon Termination With Cause
          If the executive chooses to forego such LOA, the vesting of any options, restricted stock awards or RSUs awarded to the executive and his ability to exercise them, upon termination will be governed by the terms of the 2001 Incentive Plan and his stock option agreements. The 2001 Incentive Plan generally provides, that if the executive is terminated for any reason other than death or “permanent disability” (as defined), the option will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant), or (2) for three months after the termination date of the executive. The employment agreements do not provide for a payment to the executives in the event of termination with cause.
          Payment Upon Termination Due To Death or Disability
          The 2001 Incentive Plan generally provides, that if the executive dies or becomes “permanently disabled” (as defined), the option will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the option (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such option was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule. The NEOs are also entitled to receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate. The employment agreements do not provide for a payment to the executives in the event of termination due to death or disability.
          Payment Upon a Change in Control
          Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. A change in control means the occurrence of any one (or more) of the following:
•	any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•	a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the stockholders of the Company approving an agreement providing for either the Company to cease being a public company or for the sale of substantially all the assets of the Company; or

•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.
          If a holding company is formed but the stockholding in the holding company is substantially the same as the Company’s, such an event is not a change in control.

          Payment Upon Retirement
          The 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the option or stock award will continue to vest according to the vesting schedule. In addition, upon retirement, the option or stock award will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.
          The following table shows the potential payments upon termination or a change in control of the Company for each of the NEOs assuming each of the NEO’s employment was terminated on December 31, 2007, and assuming that the change in control occurred at December 31, 2007. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

	Voluntary Termination
	or Termination With	Termination
	Cause, or Death, or	Without Cause ($)	Change in Control
Name	Disability ($) (1)	(1) (2)	($) (1) (3)
Keh-Shew Lu	—	14,264,716	14,200,660
Carl C. Wertz	—	671,311	512,872
Joseph Liu	—	1,069,630	868,249
Mark A. King	—	945,430	773,203
Richard D.White	—	—	321,386

(1)	Does not include the following amounts that could be realized upon exercising vested stock options: Dr. Lu: $2,652,482; Mr. Wertz: $1,372,600; Mr. Liu: $6,796,485; Mr. King: $3,766,893; and Mr. White: $8,662. Amounts assume that all vested stock options as of December 31, 2007 are exercised as of December 31, 2007, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2007. Does not include a $700,000 benefit for each NEO employed in the U.S. paid by the Company’s life insurance policy upon death. Does not include the following one-year, short- and long-term disability payments paid by disability insurance policies: Dr. Lu: $122,500; Mr. Wertz: $87,500; Mr. Liu: $111,500; Mr. King: $100,500; and Mr. White: $85,800.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)	The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO’s employment was terminated without “cause” on December 31, 2007, and the Named Executive Officer chose to commence the LOA beginning on January 1, 2008. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

					Life
					Insurance,	Continued
					Disability	Vesting
					and	of
				Medical	Death	Share-based
	Base			Benefits	Benefits	Compensation
	Salary ($)	Bonus ($)	Paid	($)	($)	($)
Name	(a)	(b)	Vacation ($)	(c)	(d)	(e)	Total ($)
Keh-Shew Lu	652,000	—	12,538	4,261	3,118	14,200,660	14,872,579
Carl C. Wertz	330,000	—	10,154	6,034	2,691	512,872	861,751
Joseph Liu	474,000	—	18,231	5,105	2,737	868,249	1,368,322
Mark A. King	408,000	—	15,692	8,817	2,770	773,203	1,208,482
Richard D.White	—		—	—	—	—	—

(a)	For purposes of this analysis the executive would receive his current base salary during the LOA and the one-year following the LOA. For the LOA, the base salary will be paid over the year, in accordance with the Company’s payroll practices. Payment of the base salary for the one year following the LOA will be paid in a lump sum.

(b)	Any bonus amount would be prorated based on days employed in 2008 and calculated using actual 2008 results per the performance criteria in accordance with the Company’s executive bonus plan.

(c)	Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans during the LOA.

(d)	Reflects the estimated lump sum value of cost of coverage for life insurance, disability, and death benefits to be paid on behalf of the executive during the LOA. Does not include a $700,000 benefit for each NEO employed in the U.S. paid by the Company’s life insurance policy upon death. Does not include the following short- and long-term disability payments for two years paid by disability insurance policies: Dr. Lu: $167,500; Mr. Wertz: $115,000; Mr. Liu: $151,000; and Mr. King: $134,500.

(e)	This amount represents the value of the continued vesting of 545,529 shares for Dr. Lu (140,529 options and 405,000 RSAs), 26,032 shares for Mr. Wertz (22,368 options and 3,664 RSUs), 47,672 shares for Mr. Liu (42,688 options and 4,984 RSUs), and 42,871 shares for Mr. King (38,547 options and 4,325 RSUs), during the LOA, and one year following the LOA.

(3)	This amount represents the value of the accelerated vesting of 238,969 shares underlying options and 405,000 RSAs for Dr. Lu, 36,212 shares underlying options and 7,125 RSUs for Mr. Wertz, 67,875 shares underlying options and 9,750 RSUs for Mr. Liu, 61,125 shares underlying options, and 8,438 RSUs for Mr. King, and 26,250 shares underlying options and 7,125 RSUs for Mr. White, assuming a change in control occurs on December 31, 2007.

COMPENSATION OF DIRECTORS
     The following table sets forth the compensation paid to our directors for their service in 2007.

					Changes in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Raymond Soong	23,500	289,091	504,735	—	—	—	817,326
C.H Chen	23,500	466,140	178,099	—	—	—	667,739
Michael R. Giordano	58,000	91,921	196,819	—	—	—	346,740
John M. Stich	53,500	85,660	166,889	—	—	—	306,050
Shing Mao	46,500	73,139	120,613	—	—	—	240,252
L.P Hsu	45,000	18,880	—	—	—	—	63,880
Keh-Shew Lu	—	—	—	—	—	—	—
          The value of the equity awards in column (c) and (d) is calculated in accordance with the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006. Amounts reported for stock awards include RSUs and are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date, and then dividing by the vesting period. In accordance with the SFAS 123(R), the stock option amounts are determined using the Black Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, for a further discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). The table excludes $76,741 of SFAS 123(R) compensation expense in 2007 related to Dr. Lu’s Board service for the period of 2004 through his appointment as President and Chief Executive Officer in 2005.

     The following table details the amounts in column (c) and (d) of the previous table and represents the SFAS 123(R) expense in 2007 for each of the equity awards:

				Total Stock			2005		Total Option
	2007 RSU	2006 RSU	2005 RSA	Awards ($)	2007 Stock	2006 Stock	Stock	2004 Stock	Awards ($)
Name	($)	($)	($)	(c)	Option ($)	Option ($)	Option ($)	Option ($)	(d)
Raymond Soong	97,099	191,993	—	289,091	—	—	314,017	190,718	504,735
C.H Chen	64,733	141,908	259,500	466,140	—	—	178,099	—	178,099
Michael R. Giordano	18,880	73,041	—	91,921	—	—	120,532	76,287	196,819
John M. Stich	18,880	66,780	—	85,660	—	—	101,500	65,389	166,889
Shing Mao	18,880	54,259	—	73,139	—	—	82,469	38,144	120,613
L.P Hsu	18,880	—	—	18,880	—	—	—	—	—
Keh-Shew Lu	—	—	—	—	—	—	—	76,741	76,741
          The table includes SFAS 123(R) compensation expense in 2007 relating to Dr. Lu’s service as a Board member prior to his appointment as President and Chief Executive Officer in 2005.
          Beginning June 2007, each non-employee director of the Company receives a quarterly retainer of $20,000, the Chairman of the Audit Committee receives an additional $5,000 quarterly retainer and each member of the Audit Committee receives an additional $2,500 quarterly retainer.
          In addition, the following annual awards, which vest in four equal annual installments commencing on the first anniversary of the date of grant, of shares of Common Stock are granted to each non-employee director:
•	Chairman of the Board; 27,000 (split adjusted) shares

•	Vice Chairman; 18,000 (split adjusted) shares

•	All other directors; 5,250 (split adjusted) shares.
          The Board may modify such compensation in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During Fiscal 2007, the Compensation Committee consists of three directors, C.H. Chen (Chairman), L.P. Hsu, and Shing Mao. Mr. Chen served as the Company’s President and Chief Executive Officer from March 2000 until his appointment to Vice Chairman on June 1, 2005. During 2007, no executive officer of the Company served on the compensation committee (or equivalent), of the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.
Report of the Audit Committee of the Board of Directors to Stockholders
          The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE REPORT
          The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), John M. Stich and L.P. Hsu. Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.
          Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•	Reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2007; and

•	Obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
          The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”); and
•	Received and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2007 was compatible with their independence.
          The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held ten meetings during fiscal 2007, and took action by written consent on one occasion.
          In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s auditors are independent.

          Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also has recommended, and the Board also has approved, subject to stockholder ratification, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Dated: April 8, 2008	THE AUDIT COMMITTEE Michael R. Giordano, Chairman John M. Stich L.P. Hsu
Code of Ethics
          The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions of the Company. The Code of Ethics is available on the Company’s Investor Relations website at http://investor.diodes.com under the “Corporate Governance” section of the web site. The director link to the Code of Ethics is http://media.corporate-ir.net/media_files/irol/62/62202/Codeofethics1a.pdf. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on our website within four business days following the date of such amendment or waiver.
Certain Relationships and Related Transactions
          Policy Regarding Related Person Transactions
          The Audit Committee has adopted a written policy (the “policy”) to review any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:
•	the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•	the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement, are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•	before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•	the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

          Relationships and Transactions
          The Audit Committee of our Board of Directors reviews all related party transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related party transactions are on terms no less favorable to us than would be obtained from unaffiliated third parties.
          We conduct business with one related party company, LSC (and its subsidiaries and affiliates) and one significant company, Zi Yun International Pte Ltd. (“Zi Yun”) (formerly Keylink International) (and its subsidiaries and affiliates). LSC is our largest stockholder, owning 21.6% of our outstanding Common Stock as of December 31, 2007, and is a member of the Lite-On Group of companies. Zi Yun is our 5% joint venture partner in Diodes-China and Diodes-Shanghai subsidiaries.
          Raymond Soong, the Chairman of our Board of Directors, is Chairman of LSC, and is the Chairman of Lite-On Technology Corporation, a significant shareholder of LSC, and also serves on the board of Actron Technology Corporation, a Lite-On Group company.
          C.H. Chen, our former President and Chief Executive Officer, and Vice Chairman of our Board of Directors, is also Vice Chairman and Chief Executive Officer of LSC. Mr. Chen is the Vice Chairman of Dynacard Corporation, a board member of Lite-On Technology Corporation, the Chairman of Co-Tech Copper Foil Corporation, and a board member of Actron Technology Corporation, each of which is a member of The Lite-On Group. Mr. Chen is also the Chairman of Anachip Corporation, a wholly owned subsidiary of the Company.
          M.K. Lu, a member of our Board of Directors until May 2007, was President of LSC. In connection with our 2005 follow-on public offering, LSC sold 1.7 million shares (split adjusted), reducing its holdings of our Common Stock to approximately 8.7 million shares (split adjusted). We did not receive any of the proceeds from LSC’s sale of our Common Stock, but LSC shared in the offering expenses.
          We sold silicon wafers to LSC totaling 9.6%, 6.5% and 6.2% of total sales for the years ended December 31, 2005, 2006 and 2007, respectively, making LSC our largest customer. Also for the years ended December 31, 2005, 2006 and 2007, 14.7%, 13.0% and 11.3%, respectively, of our net sales were from discrete semiconductor products purchased from LSC for subsequent sale by us, making LSC our largest outside supplier. We also rent warehouse space in Hong Kong from a member of The Lite-On Group, which also provides us with warehousing services at that location. For 2005, 2006 and 2007, we reimbursed this entity in aggregate amounts of $0.3 million, $0.5 million and $0.5 million, respectively, for these services. In addition, we sold products to companies affiliated with The Lite-On Group totaling 4.2%, 2.3%, and 2.3% of total sales for the years ended December 31, 2005, 2006 and 2007, respectively. We believe such transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.
          We sell product to, and purchase inventory from, companies owned by our 5% Diodes-China and Diodes-Shanghai minority shareholder, Zi Yun. We sold silicon wafers to companies owned by Zi Yun totaling 0.6%, 0.4% and 0.6% of ou total sales for the years ended December 31, 2005, 2006 and 2007, respectively. Also for the years ended December 31, 2005, 2006 and 2007, 3.0%, 2.3% and 1.5%, respectively, of our net sales were from discrete semiconductor products purchased from companies owned by Zi Yun. In addition, Diodes-China and Diodes-Shanghai lease their manufacturing facilities from, and subcontract a portion of their manufacturing process (metal plating and environmental services) to, Zi Yun. We also pay a consulting fee to Zi Yun. The aggregate amounts for these services for the years ended December 31, 2005, 2006 and 2007 were $6.6 million, $7.9 million and $9.4 million, respectively. We believe such transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.
          We acquired our wafer foundry, FabTech, Inc., from LSC in December 2000 for approximately $6.0 million cash plus $19.0 million in assumed debt (the debt was due primarily to LSC). In addition, in 2006, we acquired 99.81% of Anachip Corporation, a Taiwanese fabless analog IC company located in the Hsinchu Science Park in Taiwan. The selling shareholders included LSC (which owned approximately 60% of Anachip’s outstanding capital stock), and two Taiwanese venture capital firms (together owning approximately 20% of Anachip’s stock), as well as current and former Anachip employees, among others.
          Concurrent with the acquisition, Anachip entered into a wafer purchase agreement with LSC, pursuant to which LSC will sell to Anachip, according to Anachip’s requirements, during the two year period ending on December 31, 2007, wafers of the same or similar type, and meeting the same specifications, as those wafers purchased from LSC by Anachip at the time of the acquisition. Anachip would purchase such wafers on terms (including purchase price, delivery schedule, and payment terms) no less favorable to Anachip than those terms on which Anachip purchased such wafers from LSC at the time of the acquisition; provided, however, that the purchase price would be the lower of the current price or the most favorable customer pricing. If the price of raw wafers increases by more than 20% within any six-month period, Anachip and LSC would renegotiate in good faith the price of wafers to reflect the cost increase.
          Dr. Shing Mao, who is a director of the Company, retired in 2000 as Chairman of the Board of a wholly-owned subsidiary of Taiwan Lite-On, a Lite-On Group company, which merged with Lite-On Technology Corporation in 2002. Dr. Mao was also a director of LSC from 1989 to 2000.
          Lu-Pao Hsu, elected to our Board in May 2007, was an independent director for Lite-On Technology Corporation from 2004 to 2006, and now serves as a consultant to Lite-On Technology Corporation.
          Michael Giordano, a director of the Company, is a Senior Vice President-Investments with UBS Financial Services, Inc. From time to time, Mr. Giordano and his son, James Giordano, provide brokerage services to directors, executive officers and employees of the Company. In 2007, Michael Giordano and James Giordano received $19,567 and $6,522, respectively, in commissions as a result of such services. In addition, through April 1, 2007, UBS Fiduciary Trust Company acted as a directed trustee of the Company’s 401(k) plan, and James Giordano was the broker of record to that plan. Through April 1, 2007, Michael Giordano did not participate in rendering 401(k) plan services, and James Giordano participated only to the extent of conducting employee enrollment meetings and providing brokerage services, for which he received $12,465. The services rendered by UBS Fiduciary Trust Company are provided at customary rates and terms.
          Notwithstanding such relationships and transactions, the Board has determined that each of Messrs. Soong, Stich, Mao, Hsu and Giordano is independent under the rules of the Nasdaq Stock Market and the SEC.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
          Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.
          Specific due dates for these reports have been established and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed with the SEC during the most recent fiscal year ended December 31, 2007 and during the prior fiscal year ended December 31, 2006, a number of reports and transactions failed to file on a timely basis. The Company identified the following reporting persons and the number of untimely reported transactions (stated in parentheses) as follows: for fiscal 2006; Mr. White (3), and for fiscal 2007; Mr. Ho (2), Mr. King (2), Mr. Liu (5), Dr. Lu (1), Mr. Edmund Tang (3), Mr. Francis Tang (2), Mr. Wertz (2) and Mr. White (2). The substantial majority of the late filings related to Form 4’s filed on June 5, 2007 for stock awards granted on May 31, 2007. Except for these filings, all other reports and reported transactions were filed on time during both fiscal 2006 and 2007.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2008. Professional services rendered by Moss Adams LLP for 2007 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, consultation on interim financial statements, services related to filings with the SEC, meetings with the Company’s Audit Committee and consultation on various matters relating to accounting and financial reporting. All professional services rendered by Moss Adams LLP during 2007 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from Stockholders.
Audit Fees, Tax Fees, and All Other Fees
          For the fiscal years ended December 31, 2006 and 2007, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2006	2007
Audit Fees, including fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.	$600,000	$702,000
Audit-related Fees, including assurance related fees, accounting consultation, including the S-3 filing in 2006, and related services	$200,000	$2,000
Tax-related Fees, professional services for income tax return preparation, tax advice and tax planning	$163,000	$96,000
All Other Fees, not included in above	$68,000	$29,000
Total	$1,031,000	$829,000
          The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.
          Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.
          Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

          The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
          Although this appointment is not required to be submitted to a vote of Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting, the Board will consider the selection of another independent registered public accounting firm.
          The Board unanimously recommends that you vote “FOR” the ratification of appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2009 ANNUAL MEETING
          Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2009 annual meeting of stockholders is expected to be held on or about May 28, 2009.
          SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company’s 2009 annual meeting must be received by the Secretary of the Company at the Company’s office at 15660 North Dallas Parkway, Suite 850 Dallas, Texas 75248 prior to December 22, 2008, in a form that complies with applicable regulations. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by us within a reasonable time before the Company begins to print and mail the proxy statement for the 2009 annual meeting. Upon any determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.
          SEC rules also govern a company’s ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company prior to March 8, 2009, the proxies solicited by the Board for the 2009 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2009 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2009 annual meeting.
          Stockholders may nominate candidates for the Board at an annual meeting. Stockholders who wish to request that the Governance and Stockholder Relations Committee consider a candidate for the 2009 annual meeting should submit information about the candidate to the Governance and Stockholder Relations Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2009 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the Securities and Exchange Commission for inclusion in the proxy statement and to permit the Governance and Stockholder Relations Committee to evaluate the proposed candidate in light of the criteria described under the caption “Nominating Procedures and Criteria.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting shareholder is eligible to vote at the 2009 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance and Stockholder Relations Committee can make its evaluation.

ANNUAL REPORT AND FORM 10-K
          The Company’s annual report to stockholders for the year ended December 31, 2007 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the calendar years ended December 31, 2005, 2006 and 2007.
          STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2007 BY WRITING TO THE COMPANY; ATTN: INVESTOR RELATIONS, 15600 NORTH DALLAS PARKWAY, SUITE 850, DALLAS, TEXAS 75248, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.
                    Dated at Westlake Village, California, this 22nd day of April, 2008.

By Order of the Board of Directors, DIODES INCORPORATED
/s/ Carl C. Wertz
Carl C. Wertz,
Secretary

Annex A
AUDIT COMMITTEE CHARTER
          The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.
          The members of the Audit Committee shall meet the independence and audit committee policy of the Nasdaq Stock Exchange. The members of the Audit Committee shall be appointed by the Board.
          The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
          The Audit Committee shall make regular reports to the Board.
          The Audit Committee shall:
1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s annual and quarterly financial statements prior to the filing of its Form 10-K and 10-Q.

5.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.	Has the authority and responsibility for appointment, compensation, retention, and oversight of the work of independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting.

9.	Pre-approve all audit and permitted non-audit services to be performed by the independent auditors.

10.	Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the Board take appropriate action to oversee the independence of the auditor.

11.	Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

12.	Review the appointment and replacement of the senior internal auditing executive.

13.	Review any significant reports to management prepared by the internal auditing department and management’s responses.

14.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

15.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

16.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s code of conduct.

17.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and the requirement of Section 204 of Sarbanes-Oxley Act of 2002 relating to the conduct of the audit before the reports issuance of auditors.

18.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:
a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

b.	Any changes required in the planned scope of the audit.

c.	The responsibilities, budget and staffing of the internal audit department, if any.
19.	Supervise preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

20.	Advise the Board from time to time with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct.

21.	Meet with the Company’s legal counsel to review legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22.	Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

23.	Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, all in accordance with such procedures as the Audit Committee may adopt from time to time.

24.	Establish procedures, under confidential and anonymous submission, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters.

25.	While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

▼   FOLD AND DETACH HERE AND READ THE REVERSE SIDE    ▼

REVOCABLE PROXY	REVOCABLE PROXY

DIODES INCORPORATED

Annual Meeting of Stockholders – May 29, 2008

This Proxy Is Solicited by the Board of Directors

The undersigned stockholder(s) of Diodes Incorporated (the “Company”) hereby nominates, constitutes and appoints Keh-Shew Lu and Carl C. Wertz, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders of the Company (the “Meeting”) to be held on Thursday, May 29, 2008, at the Dallas/Addison Marriott Quorum Hotel, located at 14901 Dallas Parkway, Dallas, Texas 75254, at 10:00 a.m. (Central time), and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

(Continued and to be signed on the other side)

Diodes Incorporated

Mark, sign and date your proxy card, detach it and return it in the postage-paid envelope provided.

▼   FOLD AND DETACH HERE AND READ THE REVERSE SIDE    ▼

Unless “AGAINST” or “ABSTAIN” is indicated, the Proxy will be voted “FOR” proposals 1 and 2.	Please mark your votes like this	☒

1.	ELECTION OF DIRECTORS	FOR all nominees listed below(except as marked to the contrary below)	WITHHELD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN
	Nominees:	☐	☐			☐	☐	☐
	C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Shing Mao, Raymond Soong, and John M. Stich.			2.	TO ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.
	Discretionary authority to cumulate votes is granted

ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE BOARD. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD.

	(Instructions: To withhold authority to vote for any one or more nominees, write that nominee’s or nominees’ name(s) in the space provided)

The undersigned hereby ratifies and confirms all that said attorneys and Proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.
(Please date this Proxy and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. All joint owners should sign.)